Exhibit 99.1

BigCommerce Announces Third Quarter 2023 Financial Results

Third Quarter Total Revenue of $78.0 Million, an Increase of 8% Versus Prior Year;

Total ARR of $332.2 Million, an Increase of 9% Versus Prior Year. Enterprise ARR of $240.6 Million, an Increase of 11% Versus Prior Year

AUSTIN, Texas – November 8, 2023 – BigCommerce Holdings, Inc. (“BigCommerce” or the “Company”) (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established B2C and B2B brands, today announced financial results for its third quarter ended September 30, 2023.

“In the third quarter, BigCommerce made progress toward long-term growth and profitability,” said Brent Bellm, CEO at BigCommerce. “We were recognized for outstanding product and service by several third-party organizations including IDC, TrustRadius, and Inc. Business Media. The release of our new Invoice Portal for B2B Edition marks a major step forward for B2B ecommerce. In a challenging macroeconomic environment, we again exceeded the midpoint of our guidance for revenue and profitability. To achieve continued strong profit growth in 2024 and implement changes to our enterprise go-to-market approach, BigCommerce is restructuring our workforce by approximately 7%. This affects many outstanding team members who have contributed to our success, for which we’re grateful. This positions us for long-term profitable growth entering 2024.”

“We have made material financial progress in a number of areas in 2023,” said Daniel Lentz, CFO at BigCommerce. “We almost hit our 2023 profitability goal a full quarter ahead of plan, and we have delivered consistent, steady operating margin improvements over the last five consecutive quarters. We have also made significant improvements to the quality of our revenue and earnings results. Deferred revenue finished Q3 85% higher than the same quarter last year, and we have also seen improvements in working capital and cash generation as well. While we continue to see macroeconomic challenges in our business, I am very proud of the progress we have made thus far in 2023.”

“We are enhancing our enterprise sales, marketing and customer success capabilities to build a land-and-expand motion in strategic verticals, geographies and product use cases,” said Steven Chung, president at BigCommerce. “Going forward, the success of existing customers will be a key driver of net revenue retention and growth. By delivering measurable value after we land each new project, we will earn the right to expand to additional brands, regions and use cases across our enterprise accounts.”

Third Quarter Financial Highlights:

•	Total revenue was $78.0 million, up 8% compared to the third quarter of 2022.

•	Total annual revenue run-rate (ARR) as of September 30, 2023 was $332.2 million, up 9% compared to September 30, 2022.

•	Subscription revenue was $58.7 million, up 10% compared to the third quarter of 2022.

•	ARR from accounts with at least one enterprise plan (“Enterprise Accounts”) was $240.6 million as of September 30, 2023, up 11% from September 30, 2022.

•	ARR from Enterprise Accounts as a percent of total ARR was 72% as of September 30, 2023, compared to 71% as of September 30, 2022.

•	GAAP gross margin was 76%, unchanged from the third quarter of 2022. Non-GAAP gross margin was 77%, unchanged from the third quarter of 2022.

Other Key Business Metrics

•	Number of enterprise accounts was 5,951, up 7% compared to the third quarter of 2022.

•	Average revenue per account (ARPA) of enterprise accounts was $40,431, up 4% compared to the third quarter of 2022.

•	Revenue in the Americas grew by 7% compared to the third quarter of 2022.

•	Revenue in EMEA grew by 23% and revenue in APAC grew by 2% compared to the third quarter of 2022.

Operating Loss and Non-GAAP Operating Margin

•	GAAP operating loss was ($22.2) million, compared to ($30.6) million in the third quarter of 2022.

•	Non-GAAP operating margin was ($1.2) million, compared to ($11.5) million in the third quarter of 2022.

Net Income (Loss) and Earnings Per Share

•	GAAP net loss was ($20.3) million, compared to ($30.3) million in the third quarter of 2022.

•	Non-GAAP net income (loss) was $686 thousand or 1% of revenue, compared to ($11.2) million or (16%) of revenue in the third quarter of 2022.

•	GAAP net loss per share was ($0.27) based on 75.4 million shares of common stock, compared to ($0.41) based on 73.5 million shares of common stock in the third quarter of 2022.

•	Non-GAAP net income (loss) per share was $0.01 based on 75.4 million shares of common stock, compared to ($0.15) based on 73.5 million shares of common stock in the third quarter of 2022.

Adjusted EBITDA

•	Adjusted EBITDA was ($102) thousand, compared to ($10.5) million in the third quarter of 2022.

Cash

•	Cash, cash equivalents, restricted cash, and marketable securities totaled $266.5 million as of September 30, 2023.

•

For the nine months ended September 30, 2023, net cash used in operating activities was ($37.5 million), compared to ($86.7) million for the same period in 2022. We reported free cash flow of ($40.7) million.

•

For the three months ended September 30, 2023, net cash used in operating activities was ($31.4) million, compared to ($50.8) million for the same period in 2022. We reported free cash flow of ($32.5) million. Excluding the Feedonomics acquisition anniversary related payment, net cash provided by operating activities would have been $1.1 million for the three months ended September 20, 2023.

Business Highlights:

Corporate highlights

•	On October 31, 2023, BigCommerce acquired Makeswift, Inc. (“Makeswift”), the world’s most powerful visual editor for Next.js websites. Makeswift is a visual no code builder for Next.js, which makes any React component visually editable. We believe Makeswift will bring to ecommerce unprecedented, true enterprise multi-user visual design, publishing, and no-code editing.

•

We announced the results of our commissioned Total Economic Impact study conducted by Forrester Consulting. The study, which evaluated the cost savings and business benefits of five anonymous merchants using BigCommerce to determine financial impact over a three-year period, found that a composite organization composed of merchants with experience using BigCommerce achieved a 211% return on investment (ROI) with a payback period of eight months after migrating from legacy platforms.

•

The Company recognized the winners of our 2023 Make it Big Customer Awards, spotlighting and celebrating online retailers’ achievements on the BigCommerce platform across four categories: design, innovation, emerging brand and global strategy.

•

TrustRadius recognized BigCommerce with a Top Rated Ecommerce Platform award for the fourth consecutive year. BigCommerce is one of only two vendors to receive this year’s recognition, which is based on hundreds of user reviews, affirming the platform’s easy-to-use enterprise-grade functionality, customization and performance enabling online businesses to scale and accelerate growth.

•

BigCommerce was also honored with an IDC SaaS CSAT Award in the Digital Commerce category. The awards recognize vendors with the highest customer satisfaction scores based on IDC’s SaaSPath Survey, which includes input from thousands of customer organizations assessing vendors on 30 different customer satisfaction metrics, including brand trust, data security, user experience, customer support and ease of integration and implementation.

•

We also were named to Inc. Business Media’s 2023 Power Partner Awards list. BigCommerce was recognized as a trusted business partner in the ecommerce category for our ongoing commitment to equipping brands and retailers with enterprise-grade functionality, customization and performance to unleash innovation and drive growth.

Restructuring

•

In September 2023, we committed to a restructuring plan to reduce our current workforce by approximately 7 percent, effective today. We recorded an expense associated with the restructuring plan of approximately $5.5 million in our fiscal 2023 third quarter. This expense primarily relates to severance payments, employee benefits and other costs related to the restructuring plan. Actual charges may differ from the estimate disclosed above. We expect that the majority of these charges will be incurred in the third quarter of 2023 and that the restructuring plan will be substantially completed during the next fiscal year.

•

We currently estimate that we will incur cash payments of approximately $3.1 million in the fiscal fourth quarter of 2023 and approximately $2.1 million in fiscal 2024 in connection with the restructuring plan (primarily consisting of severance payments, employee benefits and related costs).

•

We may incur other one-time expenses or cash payments not currently contemplated due to unanticipated events that may occur as a result of or in connection with the restructuring plan. We intend to exclude these charges from our Non-GAAP financial measures, including Non-GAAP Operating Income, Adjusted EBITDA and Non-GAAP Net Income (Loss).

Product highlights

•

In September, we launched our new B2B Edition Invoice Portal for large B2B suppliers, manufacturers, distributors and wholesalers to modernize the invoice payment process. The B2B Edition Invoice Portal provides an enterprise-grade, out-of-the-box invoice payment experience that enables B2B merchants to incorporate invoice payments into a centralized online purchasing workflow through the B2B Edition Buyer Portal. B2B merchants now have the potential to improve transaction efficiency, reduce operational burdens and deliver seamless user experiences that can drive brand loyalty and repeat business. The Invoice Portal signifies a major step forward in B2B ecommerce by offering an innovative solution to the antiquated and cumbersome process of invoice payments that has long stood as an obstacle to the smooth flow of business. The new B2B Edition Invoice Portal serves as a vital B2B Edition component of a comprehensive suite of B2B functionalities that enhance the online selling experience for B2B businesses.

Customer highlights

•	Coldwater Creek, a leading U.S. specialty retailer of women’s apparel, launched a new ecommerce site with a modernized tech stack and elevated brand look with a heightened customer experience.

•

Asahi Beverages, a leading Australian beverage company, launched two new websites on BigCommerce: Club Connect uses our B2B Edition product to allow sports clubs to register and purchase beverages and earn credit to be redeemed against future purchases or withdrawn as cash. Drinks Cart is a platform for company staff, friends and family to purchase Asahi Beverages products at a reduced price or by redeeming points.

•

UK-based fashion and apparel brand White Stuff launched a new composable commerce site leveraging MACH Alliance architecture and several BigCommerce partners, including Vue Storefront, Amplience and Adyen.

•

Iconic UK luxury fashion retailer Harvey Nichols launched a new headless storefront as part of a broader digital transformation project to improve customer engagement and provide shoppers better visibility into product inventory for shipping and in-store pickup, as well as improved loyalty program integration.

•	Feedonomics, a BigCommerce company, also added several new customers to its roster, including The Dom, Vista Outdoors, LG, Skullcandy and Build-A-Bear.

Q4 and 2023 Financial Outlook:

For the fourth quarter of 2023, the Company currently expects:

•	Total revenue between $79.8 million to $83.8 million, implying a year-over-year growth rate of 10% to 16%.

•	Non-GAAP operating income is expected to be between $1.1 million to $4.1 million.

For the full year 2023, the Company currently expects:

•	Total revenue between $305.0 million and $309.0 million, translating into a year-over-year growth rate of 9% and 11%.

•	Non-GAAP operating loss between ($6.9) million and ($9.9) million.

The Company’s fourth quarter and 2023 financial outlook is based on a number of assumptions that are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

The Company does not provide guidance for operating loss, the most directly comparable GAAP measure to Non-GAAP operating loss, and similarly cannot provide a reconciliation between its forecasted Non-GAAP operating loss and Non-GAAP net loss per share and these comparable GAAP measures without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call Information

BigCommerce will host a conference call and webcast at 7:00 a.m. CT (8:00 a.m. ET) on Wednesday, November 8, 2023, to discuss its financial results and business highlights. The conference call can be accessed by dialing (833) 634-1254 from the United States and Canada or (412) 317-6012 internationally and requesting to join the “BigCommerce conference call.” The live webcast of the conference call and other materials related to BigCommerce’s financial performance can be accessed from BigCommerce’s investor relations website at http://investors.bigcommerce.com.

Following the completion of the call through 11:59 p.m. ET on Wednesday, November 15, 2023, a telephone replay will be available by dialing (877) 344-7529 from the United States, (855) 669-9658 from Canada or (412) 317-0088 internationally with conference ID 6526889. A webcast replay will also be available at http://investors.bigcommerce.com for 12 months.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading open software-as-a-service (SaaS) ecommerce platform that empowers brands and retailers of all sizes to build, innovate and grow their businesses online. BigCommerce provides its customers sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2C and B2B companies across 150 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, SoloStove, Ted Baker and Vodafone. Headquartered in Austin, BigCommerce has offices in London, Kyiv, San Francisco, and Sydney. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “outlook,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “strategy, “target,” “explore,” “continue,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These statements may relate to our market size and growth strategy, our estimated and projected costs, margins, revenue, expenditures and customer and financial growth rates, our Q4 and 2023 financial outlook, our plans and objectives for future operations, growth, initiatives or strategies. By their nature, these statements are subject to numerous uncertainties and risks, including factors beyond our control, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the forward-looking statements. These assumptions, uncertainties and risks include that, among others, our business would be harmed by any decline in new customers, renewals or upgrades, our limited operating history makes it difficult to evaluate our prospects and future results of operations, we operate in competitive markets, we may not be able to sustain our revenue growth rate in the future, our business would be harmed by any significant interruptions, delays or outages in services from our platform or certain social media platforms, and a cybersecurity-related attack, significant data breach or disruption of the information technology systems or networks could negatively affect our business. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly report on Form 10-Q filed with the SEC on November 8, 2023, and the future quarterly and current reports that we file with the SEC. Forward-looking statements speak only as of the date the statements are made and are based on information available to BigCommerce at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. BigCommerce assumes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.

Use of Non-GAAP Financial Measures

We have provided in this press release certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Our management uses these Non-GAAP financial measures internally in analyzing our financial results and believes that use of these Non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar Non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of our historical Non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Annual Revenue Run-Rate

We calculate annual revenue run-rate (“ARR”) at the end of each month as the sum of: (1) contractual monthly recurring revenue at the end of the period, which includes platform subscription fees, invoiced growth adjustments, feed management subscription fees, recurring professional services revenue, and other recurring revenue, multiplied by twelve to prospectively annualize recurring revenue, and (2) the sum of the trailing twelve-month non-recurring and variable revenue, which includes one-time partner integrations, one-time fees, payments revenue share, and any other revenue that is non-recurring and variable.

Accounts with Greater than $2,000 ACV

We track the total number of accounts with annual contract value (“ACV”) greater than $2,000 (the “ACV threshold”) as of the end of a monthly billing period. To define this $2,000 ACV cohort, we include only subscription plan revenue and exclude partner and services revenue and recurring services revenue. We consider all stores and brands added and subtracted as of the end of the monthly billing period. This metric includes accounts that may have either one single store or brand above the ACV threshold or multiple stores or brands that together exceed the ACV threshold.

Enterprise Account Metrics

To measure the effectiveness of our ability to execute against our growth strategy, particularly within the mid-market and enterprise business segments, we calculate ARR attributable to Enterprise Accounts. We define Enterprise Accounts as accounts with at least one unique Enterprise plan subscription or an enterprise level feed management subscription (collectively “Enterprise Accounts”). These accounts may have more than one Enterprise plan or a combination of Enterprise plans and Essentials plans.

Average Revenue Per Account

We calculate average revenue per account (ARPA) for accounts above the ACV threshold at the end of a period by including customer-billed revenue and an allocation of partner and services revenue, where applicable. We allocate partner revenue, where applicable, primarily based on each customer’s share of GMV processed through that partner’s solution. For partner revenue that is not directly linked to customer usage of a partner’s solution, we allocate such revenue based on each customer’s share of total platform GMV. Each account’s partner revenue allocation is calculated by taking the account’s trailing twelve-month partner revenue, then dividing by twelve to create a monthly average to apply to the applicable period in order to normalize ARPA for seasonality.

Adjusted EBITDA

We define Adjusted EBITDA as our net loss, excluding the impact of stock-based compensation expense and related payroll tax expense, third party acquisition-related costs, and other acquisition related expenses, including contingent compensation arrangements entered into in connection with acquisitions, depreciation, amortization of acquisition-related intangible assets, interest income, interest expense, restructuring charges, other non-operating income and expense and our provision for income taxes. The most directly comparable GAAP measure is net loss.

Non-GAAP Operating Loss

We define Non-GAAP Operating Loss as our GAAP Loss from operations, excluding the impact of stock-based compensation expense and related payroll tax expense, third party acquisition-related costs, and other acquisition related expenses, including contingent compensation arrangements entered into in connection with acquisitions, amortization of acquisition-related intangible assets, and restructuring charges. The most directly comparable GAAP measure is our loss from operations.

Non-GAAP Net Income (Loss)

We define Non-GAAP Net Income (Loss) as our GAAP net loss, excluding the impact of stock-based compensation expense and related payroll tax expense, third party acquisition-related costs, and other acquisition related expenses, including contingent compensation arrangements entered into in connection with acquisitions, amortization of acquisition-related intangible assets, and restructuring charges. The most directly comparable GAAP measure is our net loss.

Non-GAAP Net Income (Loss) per Share

We define Non-GAAP Net Income (Loss) per Share as our Non-GAAP Net Loss, defined above, divided by our basic and diluted GAAP weighted average shares outstanding. The most directly comparable GAAP measure is our net loss per share.

Free Cash Flow

We define Free Cash flow as our GAAP cash flow from operating activities plus our GAAP purchases of property and equipment (Capital Expenditures). The most directly comparable GAAP measure is our cash flow used in operating activities.

Media Relations Contact	Investor Relations Contact
Brad Hem	Daniel Lentz
PR@BigCommerce.com	InvestorRelations@BigCommerce.com

Consolidated Balance Sheets

(in thousands)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$69,779	$91,573
Restricted cash	1,107	1,457
Marketable securities	195,590	211,941
Accounts receivable, net	51,797	51,899
Prepaid expenses and other assets	15,673	11,206
Deferred commissions	7,585	6,171

Total current assets	341,531	374,247
Property and equipment, net	10,538	9,083
Operating lease, right-of-use-assets	4,681	5,887
Prepaid expenses, net of current portion	596	470
Deferred commissions, net of current portion	7,397	7,037
Intangible assets, net	21,484	27,583
Goodwill	49,749	49,749

Total assets	$435,976	$474,056

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$6,265	$7,013
Accrued liabilities	3,091	2,937
Deferred revenue	31,269	17,783
Current portion of long-term debt	403	0
Current portion of operating lease liabilities	2,535	2,609
Other current liabilities	23,491	48,444

Total current liabilities	67,054	78,786
Deferred revenue, net of current portion	807	1,759
Long-term debt	339,394	337,497
Operating lease liabilities, net of current portion	8,090	10,008
Other long-term liabilities, net of current portion	756	334

Total liabilities	416,101	428,384
Commitments and contingencies (Note 7)
Stockholders’ equity
Common stock, $0.0001 par value; 505,051 shares authorized at September 30, 2023 and December 31, 2022, respectively; 76,082 and 73,945 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively.	7	7
Additional paid-in capital	611,767	576,851
Accumulated other comprehensive loss	(417)	(1,199)
Accumulated deficit	(591,482)	(529,987)

Total stockholders’ equity	19,875	45,672

Total liabilities and stockholders’ equity	$435,976	$474,056

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenue	$78,045	$72,391	$225,245	$206,644
Cost of revenue (1)	19,054	17,525	55,256	51,488

Gross profit	58,991	54,866	169,989	155,156

Operating expenses: (1)
Sales and marketing	36,253	35,973	105,898	105,645
Research and development	21,703	22,245	63,951	65,584
General and administrative	14,342	18,932	45,264	52,304
Acquisition related expenses	1,067	6,260	9,317	31,441
Restructuring charges	5,795	0	6,215	0
Amortization of intangible assets	2,033	2,016	6,099	6,062

Total operating expenses	81,193	85,426	236,744	261,036

Loss from operations	(22,202)	(30,560)	(66,755)	(105,880)
Interest income	3,059	1,431	8,310	2,130
Interest expense	(721)	(706)	(2,165)	(2,120)
Other expenses	(301)	(376)	(333)	(828)

Loss before provision for income taxes	(20,165)	(30,211)	(60,943)	(106,698)
Provision for income taxes	(145)	(86)	(552)	(241)

Net loss	$(20,310)	$(30,297)	$(61,495)	$(106,939)

Basic net loss per share	$(0.27)	$(0.41)	$(0.82)	$(1.46)

Shares used to compute basic net loss per share	75,387	73,508	74,778	73,027

(1)	Amounts include stock-based compensation expense and associated payroll tax costs, as follows:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Cost of revenue	$1,323	$1,091	$3,802	$2,946
Sales and marketing	3,626	3,254	10,059	9,795
Research and development	4,124	3,144	11,570	8,749
General and administrative	3,028	3,296	8,680	9,337

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities
Net loss	$(20,310)	$(30,297)	$(61,495)	$(106,939)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,137	2,983	8,981	8,630
Amortization of discount on debt	494	490	1,481	1,468
Stock-based compensation	11,773	10,646	33,550	30,186
Provision for expected credit losses	(47)	3,608	1,461	7,007
Other noncash expenses	171	0	171	0
Changes in operating assets and liabilities:
Accounts receivable	401	(5,764)	(1,359)	(15,265)
Prepaid expenses	(2,087)	(4,961)	(5,571)	(3,951)
Deferred commissions	(1,002)	(459)	(1,774)	(2,514)
Accounts payable	(220)	935	(748)	(994)
Accrued and other liabilities	(26,858)	(28,638)	(24,753)	(7,386)
Deferred revenue	3,119	653	12,534	3,094

Net cash used in operating activities	(31,429)	(50,804)	(37,522)	(86,664)

Cash flows from investing activities:
Cash paid for acquisition	0	0	0	(696)
Purchase of property and equipment	(1,055)	(720)	(3,135)	(4,206)
Maturity of marketable securities	83,135	22,050	206,207	64,650
Purchase of marketable securities	(55,681)	(90,614)	(189,075)	(169,887)

Net cash provided by (used in) investing activities	26,399	(69,284)	13,997	(110,139)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,455	172	3,700	64
Taxes paid related to net share settlement of stock options	(1,039)	0	(3,269)	0
Proceeds from debt	0	0	1,081	0
Repayment of debt	(131)	0	(131)	0

Net cash provided by financing activities	285	172	1,381	64

Net change in cash and cash equivalents and restricted cash	(4,745)	(119,916)	(22,144)	(196,739)
Cash and cash equivalents and restricted cash, beginning of period	75,631	221,881	93,030	298,704

Cash and cash equivalents and restricted cash, end of period	$70,886	$101,965	$70,886	$101,965

Supplemental cash flow information:
Cash paid for interest	$442	$431	$873	$903

Cash paid for taxes	$129	$0	$341	$32

Noncash investing and financing activities:
Changes in capital additions, accrued but not paid	$224	$2	$224	$107

Fair value of shares issued as consideration for acquisition	$921	$6	$921	$4,620

Reconciliation of cash, cash equivalents and restricted cash within the condensed consolidated balance sheet to the amounts shown in the statements of cash flows above:
Cash and cash equivalents	$69,779	$100,609	$69,779	$100,609
Restricted cash	1,107	1,356	1,107	1,356

Total cash, cash equivalents and restricted cash	$70,886	$101,965	$70,886	$101,965

Disaggregated Revenue:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
Subscription solutions	$58,709	$53,231	$168,652	$152,503
Partner and services	19,336	19,160	56,593	54,141

Revenue	$78,045	$72,391	$225,245	$206,644

Revenue by Geography:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
Revenue:
Americas – U.S.	$60,019	$56,293	$172,374	$160,553
Americas – other	3,499	3,321	10,273	8,993
EMEA	8,631	7,000	25,263	20,086
APAC	5,896	5,777	17,335	17,012

Revenue	$78,045	$72,391	$225,245	$206,644

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts)

Reconciliation of operating loss to Non-GAAP operating margin:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
Operating loss	$(22,202)	$(30,560)	$(66,755)	$(105,880)
Less: stock-based compensation expense	11,773	10,646	33,550	30,186
Less: payroll tax associated with stock-based compensation expense	328	139	561	641
Less: third-party acquisition related costs	1,067	6,260	9,317	31,441
Less: restructuring charges	5,795	0	6,215	0
Less: amortization of intangible assets	2,033	2,016	6,099	6,062

Non-GAAP operating margin	$(1,206)	$(11,499)	$(11,013)	$(37,550)

Non-GAAP operating margin (%)	(2)	(16)	(5)	(18)

Reconciliation of net loss & net loss per share to Non-GAAP net income (loss) & Non-GAAP net income (loss) per share:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
Net loss	$(20,310)	$(30,297)	$(61,495)	$(106,939)
Less: stock-based compensation expense	11,773	10,646	33,550	30,186
Less: payroll tax associated with stock-based compensation expense	328	139	561	641
Less: third-party acquisition related costs	1,067	6,260	9,317	31,441
Less: restructuring charges	5,795	0	6,215	0
Less: amortization of intangible assets	2,033	2,016	6,099	6,062

Non-GAAP net income (loss)	$686	$(11,236)	$(5,753)	$(38,609)

Non-GAAP net income (loss) per share	$0.01	$(0.15)	$(0.08)	$(0.53)

Shares used to compute basic and diluted net income (loss) per share	75,387	73,508	74,778	73,027

Non-GAAP net income (loss) margin (%)	1	(16)	(3)	(19)

Reconciliation of net loss to adjusted EBITDA:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
Net loss	$(20,310)	$(30,297)	$(61,495)	$(106,939)
Stock-based compensation expense	11,773	10,646	33,550	30,186
Payroll tax associated with stock-based compensation expense	328	139	561	641
Third-party acquisition related costs	1,067	6,260	9,317	31,441
Restructuring charges	5,795	0	6,215	0
Depreciation	1,104	967	2,882	2,568
Amortization of intangible assets	2,033	2,016	6,099	6,062
Interest income	(3,059)	(1,431)	(8,310)	(2,130)
Interest expense	721	706	2,165	2,120
Other Expenses	301	376	333	828
Provision for income taxes	145	86	552	241

Adjusted EBITDA	$(102)	$(10,532)	$(8,131)	$(34,982)

Adjusted EBITDA Margin (%)	(0)	(15)	(4)	(17)

Reconciliation of cost of revenue to Non-GAAP cost of revenue:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
Cost of revenue	$19,054	$17,525	$55,256	$51,488
Less: stock-based compensation expense	1,252	1,063	3,709	2,903
Less: payroll tax associated with share-based compensation expense	71	28	93	43

Non-GAAP cost of revenue	$17,731	$16,434	$51,454	$48,542

As a percentage of revenue	23	23	23	23

Reconciliation of sales and marketing expense to Non-GAAP sales and marketing expense:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
Sales and marketing	$36,253	$35,973	$105,898	$105,645
Less: stock-based compensation expense	3,563	3,207	9,900	9,642
Less: payroll tax associated with share-based compensation expense	63	47	159	153

Non-GAAP sales and marketing	$32,627	$32,719	$95,839	95,850

As a percentage of revenue	42	45	43	46

Reconciliation of research and development expense to Non-GAAP research and development expense:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
Research and development	$21,703	$22,245	$63,951	$65,584
Less: stock-based compensation expense	4,031	3,102	11,421	8,657
Less: payroll tax associated with share-based compensation expense	93	42	149	92

Non-GAAP research and development	$17,579	$19,101	$52,381	$56,835

As a percentage of revenue	23	26	23	28

Reconciliation of general and administrative expense to Non-GAAP general and administrative expense:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
General & administrative	$14,342	$18,932	$45,264	$52,304
Less: stock-based compensation expense	2,927	3,274	8,520	8,984
Less: payroll tax associated with share-based compensation expense	101	22	160	353

Non-GAAP general & administrative	$11,314	$15,636	$36,584	$42,967

As a percentage of revenue	14	22	16	21

Reconciliation of net cash used in operating activities to free cash flow:

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
(in thousands)
Net cash used in operating activities	$(31,429)	$(50,804)	$(37,522)	$(86,664)
Purchases of property and equipment	(1,055)	(720)	(3,135)	(4,206)

Free cash flow	$(32,484)	$(51,524)	$(40,657)	$(90,870)